Exhibit 3.6

STATE OF DELAWARE

CERTIFICATE OF DOMESTICATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

Soaring Eagle Acquisition Corp., presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify:

1)	The Non-Delaware Corporation was first formed on October 22, 2020.

2)	The name under which the Non-Delaware Corporation first formed was Soaring Eagle Acquisition Corp., and the jurisdiction where the Non-Delaware Corporation first formed is the Cayman Islands.

3)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Soaring Eagle Acquisition Corp.

4)

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate is the Cayman Islands.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is Soaring Eagle Acquisition Corp.

6)

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the          day of                 , 2021.

SOARING EAGLE ACQUISITION CORP. a Cayman Islands company

Name: Eli Baker
Title: President and Chief Financial Officer

[Signature Page to Certificate of Domestication]